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                                                                   EXHIBIT 99.1

                RAYCHEM ANNOUNCES FISCAL FOURTH QUARTER REVENUES

MENLO PARK, Calif.---(BUSINESS WIRE)--July 15, 1999--Raychem Corporation (NYSE:RYC-NEWS) announced today that revenues for the fourth quarter of fiscal year 1999 were $448 million, up four percent in both constant currency and reported terms from the prior year's fourth quarter. Revenues for the year were $1.8 billion, essentially level with the prior year.

During the quarter, the company incurred approximately $23 million in costs related to the previously announced restructuring and the company's pending merger with Tyco International Ltd. Excluding these charges, the company's annual results were in line with the forecasts in the proxy statement mailed to Raychem's stockholders earlier this week in connection with the pending merger.

A special Raychem stockholders meeting to vote on the merger is scheduled for August 12, 1999. Subject to the requisite regulatory and stockholder approvals being obtained, the transaction is currently expected to close on or about that date.

Raychem also announced its regular quarterly dividend of $0.09 per share, payable on September 15, 1999, to stockholders of record as of August 18, 1999. The quarterly dividend, however, will not be paid if the proposed merger is completed before the dividend payment date.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements made relating to the timing of Raychem's pending merger with Tyco. Actual events may differ materially from those anticipated due to a variety of factors including the timing of approvals necessary for the merger to proceed and the merger transaction closing date. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.

Raychem Corporation of Menlo Park, California, is an international company with approximately 9,500 employees in 49 countries and revenues of $1.8 billion in fiscal 1999. The company utilizes expertise in materials science, electronics, and process engineering to develop, manufacture, and market high-performance products for electronics OEM businesses, telecommunications and energy networks, and the commercial and industrial infrastructure. More information on Raychem is available at www.raychem.com. Contact Raychem's Information Hotline: 888/268-NEWS (6397) or 650/361-NEWS (6397).

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CONTACT:

Raychem Corp.
Scott F. Wylie, 650/361-7855
swylie@raychem.com